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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No._________)*

                            VISUAL EDGE SYSTEMS INC.

                                (Name of Issuer)

                                  COMMON STOCK

                         (Title of Class of Securities)

                                   928430 10 7

                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G

CUSIP No. 928430 10 7

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ALAN LUBELL
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                         (b) / /
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3        SEC USE ONLY
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4        CITIZENSHIP OR PLACE OF ORGANIZATION
                 UNITED STATES CITIZEN
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                         5  SOLE VOTING POWER
NUMBER OF                        1,129,921
SHARES                   -------------------------------------------------------
BENEFICIALLY             6  SHARED VOTING POWER
OWNED BY                         -0-
EACH                     -------------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON                           1,129,921
WITH
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                         8  SHARED DISPOSITIVE POWER
                                 -0-
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,129,921
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                             /X/

         Excludes 2,136 shares owned by Mark Lubell, Mr. Alan Lubell's son, as to which shares Mr. Alan Lubell disclaims beneficial ownership.
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         24.5%
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12       TYPE OF REPORTING PERSON*
         IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1.

         (a)      Name of Issuer:  Visual Edge Systems Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                                    2424 North Federal Highway, Suite 100
                                    Boca Raton, Florida 33431

Item 2.

         (a)      Name of Person Filing:  Alan Lubell

         (b)      Address of Principal Business Office or, if none, Residence:

                                    Alan Lubell
                                    Visual Edge Systems Inc.
                                    2424 North Federal Highway, Suite 100
                                    Boca Raton, Florida 33431

         (c)      Citizenship:  United States

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 928430 10 7

Item 3.           This statement is filed pursuant to Rule 13d-1(c).
                  Accordingly, Items 3(a) through 3(h) are inapplicable.

Item 4.           Ownership

         (a)      Amount Beneficially Owned as of December 31, 1996:

                  1,129,921 shares

         (b)      Percent of Class:

                  24.5%

         (c)      Number of shares as to which persons filing statement have:

                  (i)  sole power to vote or direct the vote:

                           1,129,921 shares

                  (ii)  shared power to vote or direct the vote:

                           0 shares
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                  (iii) sole power to dispose of or direct the disposition of:

                           1,129,921 shares

                  (iv) shared power to dispose of or direct the disposition of:

                           0 shares

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not Applicable.

Item 9.           Notice of Dissolution of Group

                  Not Applicable.

Item 10.          Certification

                  Not Applicable.
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 1997



                                             /s/ Alan Lubell
                                             ---------------
                                             Alan Lubell